Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of
Genworth Variable Insurance Trust:
Genworth Calamos Growth Fund
Genworth Columbia Mid Cap Value Fund
Genworth Davis NY Venture Fund
Genworth Eaton Vance Large Cap Value Fund
Genworth Legg Mason Partners Aggressive Growth Fund
Genworth PIMCO StocksPLUS Fund
Genworth Putnam International Capital Opportunities Fund
Genworth Thornburg International Value Fund
Genworth Western Asset Management Core Plus Fixed Income Fund

We consent to the use of our report dated February 18, 2009, incorporated by reference herein, and to the references to our Firm under the headings “Financial Highlights” in Part A and “Independent Registered Public Accounting Firm” in Part B of the Registration Statement.

/s/ KPMG LLP

April 24, 2009